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EXHIBIT 10.02
                       TELEVISION COMMERCIAL AGREEMENT

  This agreement is made and entered into this 10th day of June 1999, by and between AMERICAN INDEPENDENT NETWORK, 6125 Airport Freeway, #200, Fort Worth, Texas 76137 (hereinafter referred to as Network) and American Tire Corporation, 705 Yucca Street, Boulder City, Nevada 89005 (hereinafter referred to as Client).

  Now, therefore in consideration of the mutual promises contained herein, the parties agree as follows:

(1) COMMERCIAL ANNOUNCEMENT MATERIAL: Unless otherwise noted in this Agreement, Client agrees to pay the Network as set forth in this Agreement for the airing of 30 and 60 second commercials on the Client's Bicycles and related parts for broadcast on the Network. All expenses connected with the delivery of Client's commercial units to the Network shall be paid by Client. Network shall retain commercial material for sixty (60) days after last telecast and may destroy such material thereafter, unless otherwise instructed by Client.

(2) LIABILITIES: The Client will hold and save the Network harmless against all liabilities for libel, slander, illegal competition or trade practice. Infringement of trademarks, trade names, violation of rights of privacy and infringement of copyrights and proprietary rights, resulting from the broadcasting of Client's commercial units. These liabilities shall survive any cancellation or termination of this contract.

(3) TERM: Client and Network agree that the airing of the commercial spots will begin as soon as the commercial spots are delivered to the Network and continue for a period of one year. At the end of the first year of this contract, Client agrees that Network shall have option to continue airing the commercial spots on the Network on the same price as set forth in #5 below.

(4) COMMERCIAL AIRING TIMES: Network agrees that Client's commercial units will be aired at times selected by the Network and Client that are determined to be the best times during the day for Client's commercial units. The total window of time during the day will be between 6:00 am and 11:59 pm. The Network the air Client's commercial units a minimum of 10 times per day during the time period set forth above. On a more specific basis, the Network and Client agree that more frequent airings of Client's commercial units will be included in and around the morning and afternoon kids programming, national news programming during the day, the morning and afternoon movies and weekend sports programming. The Network also will put Client's commercial units into the rotation system with other commercial units to fill vacant commercial spots during the day.

 The Network agrees that at the time a second network is added to its uplink system to the satellite, Client's commercial units will be aired a minimum of 10 times per day on the second network.

(5) RATE AND PAYMENT:
  A. Client agrees to pay Network as follows:
     1. Fifteen and no/100 dollars ($15.00) per bicycle sold through television advertising, to be paid within 30 days from receipt of sales proceeds by Client.
     2. Three and no/100 dollars ($3.00) per wheel assembly sold by Client, to be paid within 30 days from receipt of sales proceeds by Client.
     3. Client agrees to pay the invoice attached hereto as Exhibit A for the production a thirty minute program on Client's bicycles and products.

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(6) PROGRAM CONTENT: Client represents and warrants that its commercial units will not contain any material which is libelous or defamatory or which violates any right of privacy, copyright, or dramatic or literary right of any party. Client warrants and represents that it owns or has acquired all rights to each any every element of its commercial units, including all applicable licenses including but not limited to the use of music video's as well as such Performing License Societies such as ASCAP, BMI and SESAC; and will hold the Network harmless with respect thereto. Client further warrants and represents that it has valid and subsisting agreements with persons appearing in its programming as well as personnel and will hold harmless the Network with respect thereof.

(7) TERMINATION: In the event of termination, all rights and privileges granted to Network shall forthwith cease and terminate, and revert to Client for sole and exclusive use and disposition.

(8) GENERAL PROVISIONS:
  A. This Agreement constitutes the entire understanding between the Network and the Client and shall be construed according to the laws of the state of Texas, waiver of any provision hereof in any instance will not constitute a general waiver of any right hereunder. This Agreement cannot be modified except by written consent signed by both parties to this Agreement.
  B. Nothing contained herein shall be deemed to create a joint venture, partnership, or agency between the parties hereto and neither party shall hold itself out to the contrary.
  C. Notwithstanding any provisions of the Agreement, the Network shall not be required to accept any programming for telecast that the Network deems morally unsuitable for free home television viewing. The Network shall be required to give the Client written notice that a particular commercial unit is morally unsuitable for telecast within 72 hours (excluding Saturdays and Sundays) following Network's receipt thereof. At its option, the Client may furnish a morally suitable commercial unit.
  D. In the event of any controversy or claim arising out of this agreement both parties agree to accept arbitration in accordance with the Commercial arbitration rules of the American Arbitration Association.
  E. The undersigned hereby certifies and warrants that they have the full power, right and authority to enter into this agreement, has read the same in its entirety and understands all of its terms and provisions and that no acceptance there of shall be valid which modifies said terms and conditions.

Witnessed by signatures below, this 10th day of July 1999.

American Tire Corporation            American Independent Network

/S/ Richard A. Steinke, Chairman     /S/ Randy Mosely, CFO

6/10/99                              6/10/99
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Date                                 Date